Exhibit 4.7

MEDGENICS, INC.

Form of Non-Qualified Stock Option Award Terms

Pursuant to the employment inducement grant exception to the shareholder approval requirements contained in Section 711 of the NYSE MKT Rules, the Participant specified below has been granted an Option by Medgenics, Inc., a Delaware corporation (the “Company”), it being understood that such grant has not been made pursuant to the Medgenics, Inc. Stock Incentive Plan, as amended from time to time (the “Incentive Plan”) or any other equity-based incentive plan of the Company or its Affiliates; provided that, other than as is inconsistent with the Option Terms, the Option Terms shall be administered consistent with the provisions of the Incentive Plan, the terms of which are incorporated herein by reference. The Option shall be subject to the following terms and conditions (the “Option Terms”):

Section 1.          Terms of Award. The following words and phrases relating to the grant of the Option shall have the following meanings:

(a)          The “Participant” is ______________.

(b)          The “Date of Grant” is ____________, 20__.

(c)          The number of “Covered Shares” is _________ shares of Common Stock.

(d)          The “Exercise Price” is $____________________ per share of Common Stock (the closing sales price on the NYSE MKT of the Common Stock on the Date of Grant).

(e)          Except for terms otherwise defined in the Option Terms, any capitalized term in the Option Terms shall have the meaning ascribed to that term under the Incentive Plan.

Section 2.          Non-Qualified Stock Option. The Option is not intended to constitute an “incentive stock option” as that term is used in Code Section 422.

Section 3.          Date of Exercise. Each installment of Covered Shares of the Option (“Installment”) shall become vested and exercisable on and after the “Vesting Date” for such Installment as described in the following schedule (but only if the Participant’s Termination of Service has not occurred before the Vesting Date):

INSTALLMENT(S)	VESTING DATE(S) APPLICABLE TO INSTALLMENT(S)

(a)          Notwithstanding the foregoing provisions of this Section 3, the Option shall become fully exercisable upon the following: (i) a Change in Control that occurs on or before the Participant’s Termination of Service; (ii) the Participant’s Termination of Service by the Participant for Good Reason (as defined in that certain Employment Agreement between the Company and the Participant, dated __________, 20__, as may be amended from time to time (the “Employment Agreement”)); or (iii) the Participant’s Termination of Service by the Company other than for Cause (as defined in the Employment Agreement).

(b)          Further notwithstanding the foregoing provisions of this Section 3, upon the Participant’s Termination of Service due to the Participant’s death or Disability (as defined in the Employment Agreement), the Option shall become exercisable immediately with respect to those Installments that would have vested in the 12-month period immediately following such Termination of Service had the Participant not incurred the Termination of Service.

(c)          The Option may be exercised on or after the Participant’s Termination of Service only as to that portion of the Covered Shares for which it was exercisable immediately prior to the Participant’s Termination of Service, or became exercisable on the date of the Participant’s Termination of Service.

Section 4.          Expiration. The Option shall not be exercisable after the Company’s close of business on the last business day that occurs prior to the Expiration Date. The “Expiration Date” shall be the earliest to occur of:

(a)          10 years following the Date of Grant; or

(b)          the 24-month anniversary of the Participant’s Termination of Service if such termination occurs due to (i) death, (ii) Disability, (iii) termination by the Participant for Good Reason, or (iv) termination by the Company other than for Cause; or

(c)          the 90th day following the Participant’s Termination of Service if such termination is a termination by the Participant other than for Good Reason; or

(d)          the effective date of a Termination of Service where such Termination of Service is for Cause.

Section 5.          Method of Option Exercise. Subject to the Option Terms, the Option may be exercised in whole or in part by filing a written notice with the Secretary of the Company at its corporate headquarters prior to the Company’s close of business on the last business day that occurs prior to the Expiration Date, together with a signed Investment Representation Statement in a form substantially similar to the form attached hereto as Exhibit A in the event that the Common Stock to be issued to the holder will not be registered under the Securities Act of 1933, as amended. Such notice shall specify the number of shares of Common Stock which the Participant elects to purchase, and shall be accompanied by payment of the Exercise Price for such shares of Common Stock indicated by the Participant’s election. Payment may be by cash or, subject to limitations imposed by applicable law, by such means as the Committee from time to time may permit, provided that payment may be made by a net exercise such that, without the payment of any funds, the Participant may exercise the Option and receive the net number of shares of Common Stock equal in value to (a) the number of shares as to which the Option is being exercised, multiplied by (b) a fraction, the numerator of which is the closing sales price of a share of Common Stock on the NYSE MKT on the date of exercise less the Exercise Price, and the denominator of which is such closing sales price (the number of net shares to be received shall be rounded down to the nearest whole number of shares). Notwithstanding anything in the Option Terms to the contrary, the Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or federal securities laws or the rules and regulations of any securities exchange on which the Common Stock is traded, including without limitation, the rule requiring approval by the NYSE MKT of an additional listing application for the issuance of the Covered Shares, and shall not be exercisable during any blackout period established by the Company from time to time. The Company shall, within 90 days of the Date of Grant, file a registration statement on Form S-8 with the United States Securities and Exchange Commission with respect to the Covered Shares.

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Section 6.          Withholding. The exercise of the Option, and the Company’s obligation to issue shares of Common Stock upon exercise, is subject to withholding of all applicable taxes. As permitted by the Committee from time to time, such withholding obligations may be satisfied at the election of the Participant: (a) through cash payment or wire transfer of immediately available funds by the Participant; (b) through the surrender of shares of Common Stock that the Participant already owns; or (c) through the surrender of shares of Common Stock to which the Participant is otherwise entitled under the Option Terms; provided, however, that except as otherwise specifically provided by the Committee, such shares under clause (c) may not be used to satisfy more than the Company’s minimum statutory withholding obligation.

Section 7.          Transferability. Without the prior approval of the Company, the Option is not transferable by the Participant other than by will or by the laws of descent and distribution or to a “family member” (as defined in the general instructions to Form S-8), subject in all events to the withholding and other provisions of Section 6 above. Without the prior approval of the Company, the Option may not be assigned, transferred (except as aforesaid), pledged or hypothecated by the Participant in any way whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process. Any attempt at assignment, transfer, pledge or hypothecation, or other disposition of the Option contrary to the provisions hereof, and the levy of any attachment or similar process upon the Option, shall be null and void and without effect.

Section 8.          Heirs and Successors. The Option Terms shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights of the Participant or benefits distributable to the Participant under the Option Terms have not been exercised or distributed, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of the Option Terms and the Incentive Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If a Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary’s exercise of all rights under the Option Terms or before the complete distribution of benefits to the Designated Beneficiary under the Option Terms, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

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Section 9.          Administration. The authority to manage and control the operation and administration of the Option Terms and the Incentive Plan shall be vested in the Committee, and the Committee shall have all powers with respect to the Option Terms as it has with respect to the Incentive Plan. Any interpretation of the Option Terms or the Incentive Plan by the Committee and any decision made by it with respect to the Option Terms or the Incentive Plan are final and binding on all persons.

Section 10.         Incentive Plan Governs. Notwithstanding that the Option has not been granted pursuant to the Incentive Plan, the Option shall be treated in a manner consistent as if the Option were granted pursuant to the Incentive Plan for purposes of Sections 9.04, 9.05, 9.07, 9.08, 9.09, 9.10, 9.11, 9.14(c), 9.15, 9.16, 9.17, 9.20, and 9.21 of the Incentive Plan. Notwithstanding anything in the Option Terms to the contrary, in the event of any discrepancy between the corporate records of the Company and the Option Terms, the corporate records of the Company shall control.

Section 11.         Not An Employment Contract. The Option shall not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Affiliate, nor shall it interfere in any way with any right the Company or any Affiliate would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

Section 12.         No Rights As Shareholder. The Participant shall not have any rights of a shareholder with respect to the Covered Shares subject to the Option until the Participant becomes the holder of record of such Covered Shares.

Section 13.         Amendment. The Option Terms may be amended in accordance with the provisions of the Incentive Plan as applicable to awards granted under the Incentive Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

Section 14.         Validity. If any provision of the Option Terms is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Option Terms shall be construed and enforced as if such illegal or invalid provision had never been included herein.

Section 15         Section 409A Amendment. The Committee reserves the right (including the right to delegate such right) to unilaterally amend the Option Terms without the consent of the Participant to maintain compliance with Code Section 409A. The Participant’s acceptance of the Option constitutes acknowledgement and consent to such rights of the Committee.

Section 16.         Clawback. The Option shall be subject to potential cancellation, recoupment, rescission, payback or other similar action in accordance with the terms of any applicable Company clawback policy (the “Policy”) or any applicable law. The Participant’s acceptance of the Option constitutes acknowledgement and consent to the Company’s application, implementation and enforcement of (a) the Policy and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, as well as the Participant’s express agreement that the Company may take such actions as are necessary to effectuate the Policy and applicable law, with respect to the Option, without further consideration or action.

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IN WITNESS WHEREOF, the Company has caused the Option Terms to be executed in its name and on its behalf by a duly authorized officer, and the Participant acknowledges understanding and acceptance of, and agrees to, the terms of the Option Terms, all as of the Date of Grant.

PARTICIPANT	MEDGENICS, INC.

By:
Signature

Its:
Print Name

Exhibit A

INVESTMENT REPRESENTATION STATEMENT

[This form is to be completed at the time the Option is exercised, unless the stock to be issued upon exercise of the Option has been registered under the Securities Act of 1933, as amended]

Effective as of ___________________ [insert date of option exercise] (the “Effective Date”), the undersigned (“Optionee”) has elected to purchase ___________________ shares of the Common Stock (the “Shares”) of Medgenics, Inc. (the “Company”) under and pursuant to the Non-Qualified Stock Option Terms dated ___________________ [insert grant date of option] (the “Option Terms”). The Optionee hereby makes the following certifications, representations, warranties and agreements with respect to the purchase of the Shares:

The Optionee acknowledges that he or she is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. The Optionee represents and warrants to the Company that he or she is acquiring these Shares for investment for the Optionee’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

The Optionee further acknowledges that the Shares have not been registered under the Securities Act, are deemed to constitute “restricted securities” under Rule 701 and Rule 144 promulgated under the Securities Act and must be held indefinitely unless they are subsequently registered under the Securities Act and qualified under any applicable state securities laws or an exemption from such registration and qualification is available. The Optionee further acknowledges that the Company is under no obligation to register the Shares.

The Optionee further acknowledges that he or she is familiar with the provisions of Rule 144, which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions. The Optionee further acknowledges that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required in order to resell the Shares. The Optionee understands that no assurances can be given that any such registration will be made or any such exemption will be available in such event.

The Optionee further acknowledges and understands that all certificates representing any of the Shares shall have endorsed thereon appropriate legends reflecting the foregoing limitations, as well as any legends reflecting any other restrictions pursuant to the Company’s Articles of Incorporation, Bylaws, the Option Terms, the Medgenics, Inc. Stock Incentive Plan and/or applicable securities laws.

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The Optionee further agrees that, if so requested by the Company or any representative of the underwriters (the “Managing Underwriter”) in connection with any registration of the offering of any securities of the Company under the Securities Act, the Optionee shall not sell or otherwise transfer any Shares or other securities of the Company during the 180-day period, or such other period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company (the “Market Standoff Period”), following the effective date of a registration statement of the Company filed under the Securities Act. Such restriction shall apply only to the first registration statement of the Company to become effective under the Securities Act that includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

The Optionee further acknowledges and agrees that the Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the representations, warranties, agreements or other provisions contained in this Investment Representation Statement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

Submitted by Optionee:

Signature

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